Exhibit 12.1
                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                        Nine Months Ended
                                      Sept. 29,      Sept.30,
                                        1996           1995
                                       ---------------------


Income before taxes                    $  4,995     $ 4,298

Add fixed charges net of
   capitalized interest                      23          31

Income before taxes and fixed
  charges (net of capitalized
  interest)                            $  5,018     $ 4,329

Fixed charges:

Interest*                              $     14     $    24

Capitalized interest                         23          32

Estimated interest component
  of rental expense                           9           7

Total                                  $     46     $    63

Ratio of earnings before taxes and
  fixed charges, to fixed charges         109.7        68.7


* Interest expense includes the amortization of underwriting fees for the relevant periods outstanding.